Exhibit 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding (“MOU”) is made effective as of the 22nd day of February, 2011 by and between:

American Nuclear Resources LLC, a Colorado limited liability company, whose address is Six Cherry Lane Drive, Cherry Hills Village, Colorado 80113 (“ANR”);

and

American Energy Fields, Inc., a Delaware corporation, whose address is 3266 W. Galveston Dr. Suite 101, Apache Junction, Arizona (“AEFI”).

AEFI is a publically traded corporation holding interests in several mineral properties in the US.  ANR is engaged in the acquisition, exploration and development of uranium resource properties on the Colorado Plateau and currently holds ownership and leasehold interests in those unpatented mining claims and state mineral leases described on Exhibit A to this MOU (the “Mining Properties”).  AEFI desires to acquire, and ANR desires to transfer to AEFI, all of ANR’s ownership and leasehold interests in and to the Mining Properties on the terms and conditions set forth herein.

1.	Mining Properties. The Mining Properties as further described in Exhibit A to this MOU are known as, and include, the following:

(a)	Marysvale Project comprising 89 unpatented lode mining claims lying in Piute and Sevier Counties, Utah as further described in Section 1 of Exhibit A to this MOU.

(b)	North Hatch Project comprising 80 unpatented lode mining claims lying in Garfield County, Utah as further described in Section 2 of Exhibit A to this MOU.

(c)	Fry Canyon Project comprising 23 unpatented lode mining claims lying in San Juan County, Utah as further described in Section 3 of Exhibit A to this MOU.

(d)	Posey Canyon Project comprising 19 unpatented lode mining claims lying in San Juan County, Utah as further described in Section 4 of Exhibit A to this MOU.

(e)
Hilltop Project comprising 44 unpatented lode mining claims lying in San Juan County, Utah, as further described in Section 5 of Exhibit A to this MOU. The unpatented mining claims comprising the Hilltop Project are the subject of a Mining Lease between South American Minerals Company and ANR.

(f)
Bridger Jack Project comprised of Utah State Metalliferous Lease # 50916 covering 1645 acres, more or less, in San Juan County, Utah, as further described in Section 6 of Exhibit A to this MOU. The Utah State Lease comprising the Bridger Jack Project is the subject of a Mining Lease between South American Minerals Company and ANR.

(g)
 Carpenter Flats-Atkinson Mesa Project comprising 136 mining claims on Atkinson Mesa and Carpenter Flats in Montrose County, Colorado as further described in Section 7 of Exhibit A to this MOU. The unpatented mining claims comprising the Carpenter Flats Project are the subject of five Mining Leases between ANR and the five claimholders of the Carpenter Flats-Atkinson Mesa claims.

2.
Royalties. AEFI acknowledges and agrees that ANR’s interests in all of the Mining Properties will be assigned subject to production royalties in favor of ANR and other parties not to exceed in the aggregate 4% (subject to review by the parties on a case by case basis) in respect of each of the Mining Properties (except with respect to Mining Properties comprised of a Utah State Metalliferous Lease, as to which the State of Utah claims a royalty of 8% and the claimholder thereof has reserved an additional royalty of 1.5%).

3.
Consideration.  In consideration of the transfer by ANR to AEFI of ANR’s rights in the Mining Properties, AEFI will pay at the closing of the transaction the following consideration to ANR or its designees:

(a)           US$400,000 in cash;

(b)	4,000,000 shares of restricted common stock of AEFI (subject to a lockup for a period of six months following the closing, to be released in equal monthly increments over the next eighteen months);

(c)	Warrants to purchase an additional 4,000,000 shares of common stock of AEFI at a price of $0.50 per share, exercisable for a period of 2 years following the closing date.

4.
Restricted Shares.  The shares of common stock issuable to ANR or its designees will not be registered under the U.S. Securities Act of 1933, as amended (the ‘Securities Act”), or the securities laws of any state; and the issuance of such shares will be made in reliance on an exemption from such registration requirements in reliance on Rule 505 or 506 of Regulation D under the U.S. Securities Act and/or Sections 3(b) or 4(2) of the U.S. Securities Act.  ANR is an “accredited investor” as such term is defined under the Securities Act and has reviewed the SEC filings with respect to AEFI, including the Risk Factors included therein, and is sophisticated and is able to bear the economic and other risks of an investment in AEFI. A certain limited number of ANR’s designated recipients of shares, however, may not by themselves meet such standards for accreditation or sophistication.  ANR will in connection with closing provide usual and customary representations and warranties regarding sophistication, ability to assume the risks, and access to information concerning AEFI.

5.
Management.  International Power Solutions LLC (“IPS”), the principals of which are Aldine J. Coffman, Jr., Dean W. Crowell and Michael A. Proett, shall be engaged by AEFI to provide management services in relation to the Mining Properties under a five year contract for a fee of US$15,000 per month, plus expenses approved in writing in advance by AEFI.  IPS shall be entitled to additional compensation each time a mine on one of the Mining Properties goes into production (defined as first commercial sale in excess of nominal, trial or test amounts), consisting of either US$100,000 or 400,000 shares of restricted common stock of AEFI, the choice to be at the election of IPS.

6.
Board Representation.  For so long as the members of ANR own at least 1,500,000 shares of AEFI common stock issued pursuant to Section 3(b), ANR shall be entitled to fill one seat on the AEFI Board of Directors and up to two additional seats on the AEFI Advisory Board.

7.
Claim Maintenance and Work Commitment.  AEFI will assume all liabilities with respect to the maintenance of the Mining Properties.  In addition to the foregoing, AEFI recognizes and agrees that the terms and conditions of some of the Mining Leases require the performance, subject to certain conditions, of certain work programs and the expenditure of certain qualified expenditures during each work program period. AEFI will complete all such work programs and make all such qualified expenditures in a timely manner and in an amount no less than the amount required to comply with the terms of each applicable Mining Lease.

8.
Definitive Agreements. The parties shall negotiate promptly and in good faith for the purpose of settling upon and entering into one or more agreements (the “Definitive Agreements”, whether one or more) setting forth the detailed terms and conditions of the transactions contemplated hereby in form and substance customary for a transaction of this nature, which may include the conclusion of a satisfactory due diligence investigation by AEFI.  The parties acknowledge that this MOU is intended to form a general basis for negotiations between the parties with respect to the terms of the Definitive Agreements; however, such terms may be added to, amended or deleted as the parties may agree.  The parties shall endeavor to ensure that the closing of the transactions contemplated hereby pursuant to the Definitive Agreements shall occur not later than March 15, 2011.

9.
Confidentiality. Any and all information and materials disclosed by any of the parties in whatever form that are related to the subject matter of this MOU (“Confidential Information”) are to be kept strictly confidential in accordance with this paragraph. “Confidential Information” does not, however, include any information which either (a) is independently developed by the receiving party without violation of the legal rights of the disclosing parties, (b) is legally known to the receiving party prior to receiving it from the disclosing parties, (c) is or becomes part of the general public knowledge, through no act or failure to act by the receiving party, or (d) is lawfully furnished to the receiving party without restriction by a third party. Prior to the execution of a Definitive Agreement among the parties, the receiving party agrees that it will not use Confidential Information for any purpose other than as contemplated hereby. The receiving party agrees not to disclose Confidential Information without the prior written consent of the disclosing parties. The receiving party agrees that it will protect the confidentiality of, and take all reasonable steps to prevent the unauthorized disclosure or use of, the Confidential Information. The receiving party will advise the disclosing parties in writing of any misappropriation or misuse by any person of Confidential Information as soon as the receiving party becomes aware of such misappropriation or misuse. All documents or other media containing Confidential Information and all reproductions thereof will at all times be and remain the sole property of the disclosing parties, shall not be reproduced in any form by the receiving party and shall be returned by the receiving party to an authorized representative of the disclosing parties within fifteen (15) days after the disclosing parties’ written request for their return.  Public disclosure may be made by any party hereto of the existence of this MOU or any matter arising hereunder, with agreement in advance by the other party. The obligations of the parties hereunder with respect to Confidential Information shall survive termination of this MOU and shall continue for a period of three years following disclosure of such Confidential Information.

10.
Term. This MOU shall terminate upon the earlier of the parties entering into the Definitive Agreements or 30 days after signing; provided, however, that (i) AEFI shall have the option, by delivery of written notice to ANR, to extend the term of this MOU for one additional 30 day period, and (ii) the term of this MOU may be extended by agreement of the parties for such additional period as the parties may agree. Notwithstanding the foregoing, the parties may terminate this MOU at any time by mutual agreement.

11.
Governing Law. This MOU shall be construed and governed by the laws of the State of Colorado. The parties submit to the jurisdiction of the courts of the State of Colorado with respect to any matters arising out of this MOU.

12.
Binding Effect; Assignment. This MOU constitutes an irrevocable and binding agreement between ANR and AEFI and AEFI agrees to promptly commence due diligence activities to permit closing to occur within the period contemplated by Section 10 hereof. Neither party may assign its rights, duties or responsibilities hereunder without the prior written consent of the other party.

IN WITNESS WHEREOF the parties hereto have executed this MOU as of the date set forth above.

American Nuclear Resources LLC

By:
Aldine J. Coffman, Managing Director

American Energy Fields, Inc.

By:
Joshua Bleak, President